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                                                                   Exhibit #1(l)


                                  ATLAS ASSETS, INC.

                                ARTICLES SUPPLEMENTARY


    Atlas Assets, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

    FIRST: Prior to the date hereof, the Board of Directors, pursuant to authority contained in the charter of the Corporation, has duly divided the common stock of the Corporation into the following named series and has provided for the issuance of the shares of common stock of such series in the amounts set forth in the following table:


                                                    AUTHORIZED
         NAME OF SERIES                          SHARES OF SERIES
         -----------------                       ----------------
         Atlas California
         Municipal Money Fund                    350,000,000 shares

         Atlas California
         Municipal Bond Fund                     50,000,000 shares

         Atlas National Municipal
         Money Fund                              130,000,000 shares

         Atlas National
         Municipal Bond Fund                     20,000,000 shares

         Atlas U.S. Government
         and Mortgage Securities
         Fund                                    50,000,000 shares

         Atlas Growth and Income
         Fund                                    20,000,000 shares

         Atlas U.S. Treasury
         Money Fund                              75,000,000 shares

         Atlas U.S. Treasury
         Intermediate Fund                       25,000,000 shares


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         Atlas California Insured
         Intermediate Municipal
         Fund                                    25,000,000 shares

         Atlas National Insured
         Intermediate Municipal
         Fund                                    25,000,000 shares

         Atlas Balanced Fund                     20,000,000 shares

         Atlas Strategic Growth
         Fund                                    10,000,000 shares

The remaining 200,000,000 shares of authorized but unissued common stock shall remain undesignated as to series or class.

    SECOND: Pursuant to the authority of the Board of Directors to classify and reclassify common stock of a particular series into one or more classes of series, the Board of Directors has subdivided each series of the Common Stock of the Corporation into two classes. The currently outstanding Common Stock of each series, together with any shares of such series issued after the date hereof that are not specifically designated as Class B shares, shall have all of the rights, preferences, and privileges currently associated with the Common Stock of such series, as set forth in the Articles Supplementary creating such series, but shall for convenience of reference be referred to as the "Class A Common Stock" of such series. In addition, there is hereby created, with respect to each current series of common stock, an additional class of Common Stock, to be referred to for all purposes as "Class B Common Stock" which shall have all of the rights, preferences, and privileges currently associated with the common stock of such series, as set forth in the Articles Supplementary creating such series, except as expressly provided to the contrary in these Articles Supplementary. The Class A and Class B Common Stock of each series shall consist, until further changed, of the lesser of (x) the applicable number of shares set forth in Article FIRST hereof or (y) the number of shares that could be issued by issuing all of the shares of Common Stock of that series less the total number of shares of all classes of Common Stock of that series then issued and outstanding.

    THIRD: The terms of the Class B Common Stock of each series identified in Article FIRST hereof as set by the Board of Directors are as follows:

              Each share of the Class B common stock of any series of Common Stock of the Corporation shall represent the same interest in the Corporation and have identical voting, dividend, liquidation, and other rights with the shares of Class A Common Stock of that series; provided, however, that notwithstanding anything in the charter of the Corporation to the contrary the Class B shares of a series in classes shall be subject to such contingent deferred sales charges as may be established from


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    time to time by the Board of Directors in accordance with the Investment
    Company Act and applicable rules and regulations of the National Association of Securities Dealers, Inc., and as shall be set forth in the applicable prospectus for the series; and provided further that expenses related solely to the Class B Common Stock of each series (including, without limitation, distribution expenses under a Rule
    12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated) shall be borne by the Class B shares and shall be appropriately reflected
    (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of the Class B shares.

    FOURTH: The shares aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation. These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation.

    IN WITNESS WHEREOF, Atlas Assets, Inc., has caused these presents to be signed in its name and on its behalf by its Group Senior Vice President and witnessed by its Secretary on APRIL 8, 1994.

WITNESS:                     ATLAS ASSETS, INC.



/s/ Steven J. Gray          By: /s/ Larry E. LaCasse
----------------------          -------------------------
Secretary                           Group Senior Vice President







    THE UNDERSIGNED, Group Senior Vice President of Atlas Assets, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.




                        /s/ Larry E. LaCasse
                        ----------------------
                        Group Senior Vice President


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